EXHIBIT 10.15
Modification 1
to
AGREEMENT BETWEEN
THE U.S. DEPARTMENT OF ENERGY (“DOE”)
AND
USEC INC. (“USEC”)
DOE and USEC hereby agree:
     A. Pursuant to Article 5.D. of the AGREEMENT BETWEEN THE U.S. DEPARTMENT OF ENERGY (“DOE”) AND USEC INC. (“USEC”), dated June 17, 2002 (the “DOE-USEC Agreement of June 17, 2002),” the Parties modify the DOE-USEC Agreement of June 17, 2002 to incorporate the following additional provisions into the DOE-USEC Agreement of June 17, 2002:
1. Executive Agent Memorandum of Agreement (MOA)
     Nothing in the DOE-USEC Agreement of June 17, 2002 shall be construed as affecting, impairing, modifying or superseding any provision of the MEMORANDUM OF AGREEMENT BETWEEN THE UNITED STATES ACTING BY AND THROUGH THE UNITED STATES DEPARTMENT OF STATE, AND THE UNITED STATES DEPARTMENT OF ENERGY AND THE UNITED STATES ENRICHMENT CORPORATION, FOR USEC TO SERVE AS THE UNITED STATES GOVERNMENT’S EXECUTIVE AGENT UNDER THE AGREEMENT BETWEEN THE UNITED STATES AND THE RUSSIAN FEDERATION CONCERNING THE DISPOSITION OF HIGHLY ENRICHED URANIUM EXTRACTED FROM NUCLEAR WEAPONS, dated April 18, 1997 (the “Executive Agent MOA”). The commitments made by DOE and USEC in the DOE-USEC Agreement of June 17, 2002, including Article 1, are between DOE and USEC only and are confined to the terms and conditions expressly provided therein.
2. Use of Information and Confidentiality of Trade Secret/Proprietary Information
(a) USEC understands and acknowledges that information provided by USEC under the DOE-USEC Agreement of June 17, 2002 will be made available by DOE to agencies of the United States and, subject to an appropriate agreement prohibiting any further disclosure not authorized by the DOE-USEC Agreement of June 17, 2002, to DOE contractors designated by DOE to evaluate such information for the purpose of ensuring that the objectives of the DOE-USEC Agreement of June 17, 2002 are met.

(b) USEC may designate information provided under the DOE-USEC Agreement of June 17, 2002 as Trade Secret/Proprietary Information so long as the information was developed at private expense outside of any CRADA or other Government contract, and such information embodies trade secrets or is information that is commercial or financial and is confidential or privileged, by affixing to each page containing such information the legend “Contains USEC Trade Secret/Proprietary Information, For Contract Implementation or Administrative Purposes Only — Not for Public Disclosure or Further Distribution” or similar legend authorized under the CRADA referenced in Article 4 or by another DOE-USEC agreement to pages containing Trade Secret/Proprietary Information. If Trade Secret/Proprietary Information is orally disclosed by USEC to DOE or its representatives, USEC shall identify any Trade Secret/Proprietary information as such orally at the time of the disclosure and confirm the Trade Secret/Proprietary nature of the information in a written summary thereof, appropriately marking such information as provided for above, within 30 days of the original oral disclosure. Orally disclosed Trade Secret/Proprietary Information confirmed in writing in accordance with the preceding sentence shall be treated as Trade Secret/Proprietary Information in accordance with this Article. In addition, USEC shall identify any Trade Secret/Propriety Information copies of which are provided pursuant to the access provided under Section 3 of this Modification 1 in accordance with the procedures set out in this paragraph.
(c) DOE may disclose an item of Trade Secret/Proprietary Information under the DOE-USEC Agreement of June 17, 2002 without the consent of USEC and the restriction under this provision on use or disclosure of such information shall not apply if: (i) such item is or becomes publically available other than as a result of a disclosure by DOE; (ii) such item has been made available by USEC to others without obligation concerning its confidentiality; (iii) such item is already available to the Government without obligation concerning its confidentiality; (iv) disclosure of such item of Trade Secret/Proprietary Information is required by a law applicable to DOE, provided however that DOE shall disclose such item of Trade Secret/Proprietary Information only to the extent required by such law; or (v) DOE determines that such item of Trade Secret/Proprietary Information may provide evidence of a violation of a law by USEC or any other person or a violation of a contractual obligation of USEC, and DOE further determines that disclosure of such item of Trade Secret/Proprietary Information is necessary in order to allow the United States to take action with respect to such violation, which action shall include without limitation, investigating, prosecuting, enjoining, or restraining such violation, provided however that the DOE shall disclose such item of Proprietary Information only to the extent necessary to take such action with respect to such violation.
(d) Subject to subsections (a), (b) and (c) above, DOE agrees that (i) it shall use any USEC Trade Secret/Proprietary Information provided by USEC under the DOE-USEC Agreement of June 17, 2002 only for the purpose of implementing or administering the DOE-USEC Agreement of June 17, 2002; (ii) it shall not disclose properly marked USEC Trade Secret/Proprietary Information except to U.S. Government employees and representatives authorized by DOE for purposes of implementing or administering the Agreement of June 17, 2002 and who are advised of the Trade Secret/Proprietary nature of the information, and as is required by applicable law, including the Freedom of Information Act; (iii) all USEC Trade Secret/Proprietary Information provided by USEC under the DOE-USEC Agreement of June 17, 2002 which was developed at private expense outside of any CRADA or other Government contract is the property of USEC and it will be returned to USEC upon its request four years after the completion of the DOE-USEC Agreement of June 17, 2002, or if specifically used in any agreement with DOE, will be subject to use, disclosure and disposition provisions set forth in any such agreement.
(e) Unless otherwise agreed to by the parties, 1 year after USEC’s achieving of the milestone for beginning of a commercial plant operation of the advanced enrichment facility provided for under Article 3 of the DOE-USEC Agreement of June 17, 2002 or 1 year after completion of that Agreement, whichever occurs first, the restrictions in this provision with respect to further use and disclosure of information marked as USEC Trade Secret/Proprietary Information shall not apply with respect to any USEC Trade Secret/Proprietary Information which USEC at that time does not specifically identify. Upon the achievement of any given milestone established pursuant to Article 3 of the Agreement, restrictions regarding the disclosure or use of USEC Trade Secret/Proprietary Information shall no longer apply to the disclosure or use of the fact of the achievement of any milestone.
(f) The Parties acknowledge that USEC may provide information or data to DOE pursuant to other agreements between the Parties, and agree that the terms of the agreement under which information or data is provided govern the use and disclosure of such information.
3. DOE access to USEC Data and Facilities
USEC agrees to provide reasonable access to data, facilities and USEC employees and contractors for DOE’s authorized representatives to monitor USEC’s implementation of the DOE-USEC Agreement of June 17, 2002, including the Deployment Working Group Plan. DOE access to data, facilities and USEC employees and contractors shall be at reasonable times and at the locations of the data, facilities, employees and contractors unless otherwise agreed to by DOE and USEC, or unless required to be submitted to DOE by the DOE-USEC Agreement of June 17, 2002 or other DOE-USEC agreement. DOE shall coordinate with USEC in advance to help ensure that DOE’s access t data, facilities, employees and contractors under this Section does not interfere with on-going operations and complies with all safety, health and regulatory requirements. Any plans and information provided to DOE by USEC under the DOE-USEC Agreement of June 17, 2002 which contain USEC Trade Secret/Proprietary Information shall be marked with the restrictive legend set forth in, and in accordance with, the Use of Information and Confidentiality to Trade Secret/Proprietary Information clause of the Agreement, and such data shall be handled in accordance with the terms of that clause.
     B. The Parties substitute the attachment found at Attachment 1 of this Modification for

Attachment 1 to the Agreement.
     C. Footnote 2 on page 13 of the DOE-USEC Agreement of June 17, 2002 is relocated to the end of the first sentence under Article 4.B.(a) on page 12.
     D. To implement Article 4.B., Out of Specification Uranium Inventory, of the DOE-USEC Agreement of June 17, 2002, USEC will make a good faith effort to implement the procedures set forth in the its letter, dated July 15, 2002, to select cylinders for priority processing at the S/T facility (Attachment 2).
This Modification 1 is effective this 20th day of August, 2002.

/s/ Lee Liberman Otis	/s/ William H. Timbers

Lee Liberman Otis	William H. Timbers
General Counsel	President and Chief Executive Officer
U.S. Department of Energy	USEC Inc.

Attachment 1

Table 1. Bounding concentrations of dispersed transuranic and [99]TC contamination in the DUF6 tails cylinders
Contaminant	ppbu
238PU	0.00012
239PU	0.043
237Np	5.2
[99] Tc	15.9
241Am	0.0013